SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT

THIS SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 1st day of May, 2015, by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“GWL&A”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (the “Adviser”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor), and GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK formerly known as FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“GWL&A-NY”), collectively the Parties. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement (defined below).

RECITALS

WHEREAS, GWL&A, GWLA-NY, the Adviser and the Distributor are parties to a Participation Agreement dated September 14, 1999, and amended April 20, 2000, May 1, 2002, April 26, 2005, September 17, 2007, November 18, 2008, and September 1, 2013 (the “Agreement”); and

WHEREAS, the Parties to the Agreement desire to add additional fund options available under the Agreement and to revise the reimbursement terms as set forth; and

WHEREAS, the Parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.         Article V. Fees and Expenses. The first sentence of Section 5.6 is hereby deleted and replaced in its entirety with the following:

“As compensation for the services specified in the Schedule C hereto, the Adviser agrees to pay GWL&A and GWL&A-NY an Administrative Service Fee based on the percentage per annum on Schedule B hereto applied to the average daily value of the shares of the Designated Portfolios(s) held in the Accounts, either directly or indirectly, with respect to Contracts sold by GWL&A and GWL&A-NY.”

2.         Article V. Fees and Expenses. Section 5.7 of the Agreement is hereby added as follows:

“Certain of the Funds have adopted distribution plans pursuant to which the Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution plans. The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the broker/dealer of record to shareholders of the applicable Fund. The provisions and terms of these Funds’ distribution plans are described in their respective Prospectuses, and GWL&A and GWL&A-NY hereby agree that the Distributor has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses. The fee for each class of Shares will be set by the Distributor based on the relevant distribution plans. Any such fee shall be paid only to the broker/dealer of record pursuant to the Distributor’s records, whether that broker is GWL&A, GWL&A-NY, or another entity. Only one broker may be designated as the broker/dealer of record on any account.”

3.         Replacement of Section 12.7. Section 12.7 of the Agreement is hereby deleted and replaced in its entirety with the following:

“This Agreement will terminate automatically in the event of its assignment.”

4.         Replacement of SCHEDULE B. SCHEDULE B to the Agreement is hereby deleted in its entirety and replaced with SCHEDULE B attached hereto.

5.         Replacement of Article B of SCHEDULE C. Article B of SCHEDULE C is hereby deleted and replaced in its entirety with the following:

“B. For the services, GWL&A and GWL&A-NY shall receive a fee as set forth on Schedule B per annum applied to the average daily value of the shares of the Fund held by the Accounts, either directly or indirectly through the Profile Portfolios of the Great-West Series Fund, Inc., in order to fund Contracts purchased by GWL&A’s and GWL&A-NY’s customers, payable by the Adviser directly to GWL&A and GWL&A-NY, such payments being due and payable within 30 (thirty) days after the last day of the quarter to which such payment relates.”

6.         Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the Parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the Parties hereby confirm and ratify the Agreement.

7.         Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

8.         Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the 23rd day of April, 2015.

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Susan Gile

Name:	Susan Gile
Title:	VP - Individual Markets
Date:	4-23-2015

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY OF NEW YORK

By its authorized officer,

By:	/s/ Ron Laeyendecker

Name:	Ron Laeyendecker
Title:	Senior Vice President
Date:

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By its authorized officer,

By:	/s/ Otis H. Cowan

Name:	Otis H. Cowan
Title:	Vice President
Date:	5/15/15

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By its authorized officer,

By:	/s/ Cindy A. Johnson

Name:	Cindy A. Johnson
Title:	Vice President
Date:	5/5/15

SCHEDULE B

 Designated Portfolios (offered either directly or indirectly to the Accounts)

Class I Funds	Class	Administrative Service Reimbursement Fees	12b1 Fee	Total Fee

VP Capital Appreciation	Class I	30 bps	n/a	30

VP Balanced	Class I	30 bps	n/a	30

VP International	Class I	30 bps	n/a	30

VP Value	Class I	30 bps	n/a	30

VP Income & Growth	Class I	30 bps	n/a	30

VP Ultra	Class I	30 bps	n/a	30

VP Inflation Protection	Class I	5 bps	n/a	5

VP Large Company Value	Class I	30 bps	n/a	30

VP Mid Cap Value	Class I	30 bps	n/a	30

Class II Funds	Class	Administrative Service Reimbursement Fees	12b1 Fee	Total Fee

VP Income & Growth	Class II	10 bps	25	35

VP Inflation Protection	Class II	5 bps	25	30

VP International	Class II	15 bps	25	40

VP Large Company Value	Class II	15 bps	25	40

VP Mid Cap Value	Class II	15 bps	25	40

VP Ultra	Class II	15 bps	25	40

VP Value	Class II	15 bps	25	40

VP Capital Appreciation	Class II	15 bps	25	40